Exhibit 99.1

FOR IMMEDIATE RELEASE

JAMES RIVER GROUP HOLDINGS REPORTS SECOND QUARTER NET OPERATING INCOME OF $12.4 MILLION OR $0.42 PER DILUTED SHARE

______________________________

YEAR-TO-DATE NET OPERATING INCOME OF $24.1 MILLION OR $0.82 PER DILUTED SHARE

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13.6% AND 12.7% GROWTH IN OPERATING EARNINGS FOR THE SECOND QUARTER AND YEAR-TO-DATE, RESPECTIVELY

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30.9% AND 26.9% GROWTH IN EXCESS & SURPLUS LINES SEGMENT GROSS WRITTEN PREMIUMS FOR THE SECOND QUARTER AND YEAR-TO-DATE, RESPECTIVELY

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DECLARES A $0.16 PER SHARE QUARTERLY DIVIDEND

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Pembroke, Bermuda, August 5, 2015 -- James River Group Holdings, Ltd. (NASDAQ: JRVR) today announced financial results for the second quarter and six months ended June 30, 2015.

Significant factors to consider when evaluating the second quarter of 2015 include:

•	Each of the Company’s operating segments made an underwriting profit;
•	Net investment income of $13.0 million in the second quarter of 2015, compared to $10.7 million for the same period of 2014;
•	Net operating income in 2015 of $12.4 million compared to $10.9 million in the prior year;
•	Diluted operating earnings per share of $0.42 compared to $0.38 in the prior year;
•	Net income for the second quarter of 2015 was $12.5 million compared to $9.5 million in the prior year;
•	Fully diluted earnings per share of $0.43 compared to $0.33 in the prior year;
•	Overall increase in gross written premiums of 89.8% to $184.0 million from $97.0 million in gross written premiums in the second quarter of 2014 as follows:
o	Growth in our Excess and Surplus Lines segment of 30.9% to $77.4 million from $59.1 million in the second quarter of 2014. Our Excess and Surplus Lines segment is on track to show substantial growth for the year;

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Wellesley House, 90 Pitt’s Bay Road, Pembroke HM 08, Bermuda

Mailing address ● P.O. Box 1502, Hamilton HM FX, Bermuda

Tel 441.278.4580 ● Fax 441.278.4588

JRVR Announces Second Quarter and Year-to-Date 2015 Results

August 5, 2015

o	Growth in our Specialty Admitted Insurance segment of 42.8% to $17.9 million from $12.6 million in 2014. Our Specialty Admitted segment continues to make progress in building out its program and fronting businesses, and its traditional workers’ compensation book is growing as well;
o	Reported growth in our Casualty Reinsurance segment of 250.9% to $88.7 million from $25.3 million in 2014. This growth is mainly a matter of timing as expiring contracts were renewed out of sequence. We anticipate annual gross written premium for the Casualty Reinsurance segment to be flat for calendar year 2015 when compared to the prior year;
•	A combined ratio of 97.8% compared to 96.7% in the prior year; and
•	An overall increase in net written premium for the quarter of 93.8% to $158.8 million compared to $81.9 million in the second quarter of 2014.

Significant factors to consider when evaluating the six-month period ended June 30, 2015, include:

•	Each of the Company’s operating segments made an underwriting profit;
•	Net investment income of $25.0 million, compared to $23.2 million in the same period in 2014;
•	Net operating income in 2015 of $24.1 million compared to $21.4 million in the prior year;
•	Diluted operating earnings per share of $0.82 compared to $0.74 in the prior year;
•	Net income in 2015 of $21.9 million compared to $18.7 million in the prior year;
•	Fully diluted earnings per share of $0.75 compared to $0.65 in the prior year;
•	Overall increase in gross written premiums of 29.1% to $315.3 million from $244.2 million in gross written premiums as follows:
o	Growth in our Excess and Surplus Lines segment of 26.9% to $153.1 million from $120.7 million for the first six months of 2014;
o	Growth in our Specialty Admitted Insurance segment of 60.3% to $38.9 million from $24.2 million in 2014; and
o	Growth in our Casualty Reinsurance segment of 24.2% to $123.3 million from $99.3 million in 2014. This growth is mainly a matter of timing as expiring contracts were renewed out of sequence. We anticipate annual gross written premium for the Casualty Reinsurance segment will be flat for calendar year 2015;
•	A combined ratio of 97.6% equal to that of the prior year; and
•	An overall increase in net written premium for the first six months of 2015 of 25.1% to $267.5 million compared to $213.8 million in the first half of 2014.

Tangible equity value decreased 1.1% for the second quarter of 2015 from $475.7 million at March 31, 2015 to $470.5 million at June 30, 2015. This was primarily due to a decrease in accumulated other comprehensive income (i.e. unrealized gains in our investment portfolio) which decreased $15.0 million from $22.3 million at March 31, 2015 to $7.3 million at June 30, 2015 as well as the dividend of $4.6 million paid during the quarter, partially offset by net income in the quarter. The decrease in unrealized gains was primarily driven by the change in market rates of interest.

On a year-to-date basis, our tangible book value increased 1.0% from $466.0 million at December 31, 2014 to $470.5 million at June 30, 2015. This increase was primarily due to our

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JRVR Announces Second Quarter and Year-to-Date 2015 Results

August 5, 2015

net income of $21.9 million offset by a decrease in accumulated other comprehensive income which decreased $11.1 million from $18.4 million at December 31, 2014 to $7.3 million at June 30, 2015 as well as the $9.2 million of dividends paid during 2015.

J. Adam Abram, Chairman and Chief Executive Officer, said, “We are pleased with our results. Each of our segments earned an underwriting profit in the quarter and for the six-month period. We are enjoying solid growth in our Excess and Surplus Lines segment, which has traditionally been a source of substantial underwriting profits for our group. We enter the second half of the year confident about the group’s prospects for solid underwriting profits.”

“We are also pleased with our investment results for the quarter. We benefited significantly this quarter from increases in the market value of equity investments we have made in renewable energy projects.”

“In keeping with our Board's emphasis on capital efficiency and management, the Directors voted to declare a dividend of $0.16 per share to be paid September 30, 2015.”

Net operating earnings per diluted share for the second quarter of 2015 were $0.42 per share and excluded $116,000 (less than $.01 per share) of pre-tax costs related to realized gains and losses and other non-operating expenses. This amount compares to $0.38 for the same period in 2014. On a year-to-date basis, net operating earnings per diluted share for 2015 were $0.82 per share and excluded $0.07 per share of costs related to realized gains and losses and other non-operating expenses. This amount compares to $0.74 for the same period in 2014.

Fully diluted earnings per share for the second quarter of 2015 were $0.43 which compares to the $0.33 per share for the same period in 2014. On a year-to-date basis, fully diluted earnings per share for 2015 were $0.75 per share. This amount compares to $0.65 for the same period in 2014.

The combined ratio for the Company was 97.8% (comprised of a loss ratio of 64.0% and an expense ratio of 33.8%) for the second quarter of 2015. This compares to a combined ratio of 96.7% (comprised of a loss ratio of 63.2% and an expense ratio of 33.4%) in the prior year. On a year-to-date basis, the combined ratio for the Company was 97.6% (comprised of a loss ratio of 63.8% and an expense ratio of 33.8%) for 2015. This compares to a combined ratio in the prior year that was also 97.6% (comprised of a loss ratio of 63.1% and an expense ratio of 34.4%).

Results for the quarter ended June 30, 2015 include favorable reserve development on prior accident years of $2.5 million, representing 2.4 points of our loss and combined ratio, respectively, which compares to favorable reserve development in the prior year of $ 2.7 million, representing 2.7 points of our loss and combined ratio, respectively. On an after-tax basis, favorable reserve development for the quarter is $2.1 million ($2.2 million in the prior year). On a year-to-date basis, 2015 includes favorable reserve development on prior accident years of $5.0 million (or $4.1 million on an after-tax basis) representing 2.2 points of our loss and combined ratio, respectively. In 2014, this favorable reserve development was $3.7 million (or $3.0 million on an after-tax basis) representing 2.0 points of our loss and combined ratio, respectively.

The slight increase in the overall expense ratio in the second quarter of 2015 compared to the same period in prior year (33.8% in 2015 vs. 33.4% in the prior year) was primarily due to the increased costs of being a public company, offset by the increase in our earned premiums which

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JRVR Announces Second Quarter and Year-to-Date 2015 Results

August 5, 2015

grew 9.3% in the quarter from $97.0 million in 2014 to $106.1 million in 2015. For the six months ended June 30, 2015 our expense ratio decreased (to 33.8% in 2015 vs. 34.4% in the prior year) as a result of earned premiums increasing 19.9% from $186.1 million in 2014 to $223.1 million in 2015, offset by the increased costs of being a public company.

The Excess and Surplus Lines segment's combined ratio was 89.1% for the second quarter of 2015, comprised of a loss ratio of 61.8% and an expense ratio of 27.3%. In the prior year, this segment's combined ratio was 88.5% for the second quarter, comprised of a loss ratio of 61.3% and an expense ratio of 27.3%. For the year-to-date, the Excess and Surplus Lines segment's combined ratio was 88.2%, comprised of a loss ratio of 61.0% and an expense ratio of 27.2%. In the prior year, this segment's combined ratio on a year-to-date basis was 89.8%, comprised of a loss ratio of 61.4% and an expense ratio of 28.4%. In the second quarter, we recognized $3.4 million in pre-tax, favorable reserve development representing 6.5 points of our loss and combined ratio, respectively. In the same period in 2014, we recognized $3.9 million in pre-tax favorable reserve development representing 8.7 points of our loss and combined ratio, respectively. On a year-to-date basis, 2015 includes favorable reserve development on prior accident years of $8.4 million representing 7.5 points of our loss and combined ratio, respectively. In 2014, this favorable reserve development was $6.3 million representing 7.2 points of our loss and combined ratio, respectively.

The Specialty Admitted Insurance segment's combined ratio was 98.0% for the second quarter of 2015, comprised of a loss ratio of 60.4% and an expense ratio of 37.6%. In the prior year, this segment's combined ratio was 106.9%, comprised of a loss ratio of 57.6% and an expense ratio of 49.3%. For the year-to-date, the Specialty Admitted Insurance segment's combined ratio was 99.8%, comprised of a loss ratio of 60.5% and an expense ratio of 39.2%. In the prior year, this segment's combined ratio was 108.9%, comprised of a loss ratio of 56.5% and an expense ratio of 52.4%. In the second quarter, we recognized $189,000 in pre-tax, favorable reserve development representing 1.9 points of our loss and combined ratio, respectively. In the same period in 2014, we recognized $789,000 in pre-tax, favorable reserve development representing 12.1 points of the loss and combined ratio, respectively. On a year-to-date basis, 2015 includes favorable reserve development on prior accident years of $196,000 representing 1.0 points of our loss and combined ratio, respectively. In 2014, this segment had favorable reserve development of $1.1 million representing 9.2 points of our loss and combined ratio, respectively. The expense ratio for the second quarter and year-to-date 2015 of 37.6% and 39.2%, respectively, has begun to show the effects of the successful ramp up of the programs and fronting business along with an overall increase in earned premiums in this segment. For the same periods in the prior year, the expense ratio was 49.3% and 52.4%, respectively.

The Casualty Reinsurance segment's combined ratio was 98.6% for the second quarter of 2015, comprised of a loss ratio of 67.6% and an expense ratio of 31.0%. In the prior year, this segment's combined ratio was 99.2% comprised of a loss ratio of 66.0% and an expense ratio of 33.2%. For the year-to-date, the Casualty Reinsurance segment's combined ratio was 99.3%, comprised of a loss ratio of 68.0% and an expense ratio of 31.3%. In the prior year, this segment's combined ratio on a year-to-date basis was 99.5%, comprised of a loss ratio of 65.7% and an expense ratio of 33.8%. In the second quarter, we recognized $1.1 million of adverse reserve development representing (2.6) points of the loss and combined ratio, respectively. In the prior year, we recognized $2.0 million of adverse reserve development representing (4.5) points of the loss and combined ratio, respectively. On a year-to-date basis, 2015 includes adverse

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JRVR Announces Second Quarter and Year-to-Date 2015 Results

August 5, 2015

reserve development on prior accident years of $3.6 million representing (3.9) points of our loss and combined ratio, respectively. In 2014, this adverse reserve development was $3.6 million representing (4.1) points of our loss and combined ratio, respectively.

The increase in gross written premium at this segment for the second quarter of 2015 is principally due to the timing of renewals on two contracts:

•	One contract which renewed as a 15 month treaty in the first quarter of 2014 was renewed in the second quarter of 2015. This contract contributed $36.7 million to this segment’s gross written premium in the first quarter of 2014 and $27.4 million to the second quarter of 2015; and
•	Another contract which renewed in the third quarter of 2014 was renewed in the second quarter of 2015. This contract contributed $25.0 million to this segment’s gross written premium in the third quarter of 2014 and $16.0 million to the second quarter of 2015.

Net investment income for the second quarter of 2015 was $13.0 million which compares to $10.7 million for the same period in 2014. On a year-to-date basis, net investment income for 2015 was $25.0 million which compares to $23.2 million for the same period in 2014. These increases in net investment income were attributable to an increase in the fair value of our investments in certain renewable energy partnerships in the second quarter of $2.2 million compared to $724,000 in the prior year ($4.6 million and $4.0 million for the six months ended June 30, 2015 and 2014, respectively). Additionally the increase in net investment income is attributable to positive operating cash flow as evidenced by the increase in our balance of cash and invested assets which grew 4.9% and 2.1% from $1,276.1 million at June 30, 2014 and $1,310.6 million at December 31, 2014, respectively, to $1,338.6 million at June 30, 2015. Offsetting this increase was the $70 million dividend we paid on September 30, 2014, which reduced our investable assets, as well as declining portfolio yields. Our annualized gross investment yield on average fixed maturity securities for the three and six months ended June 30, 2015 was 3.4% and 3.2%, respectively, and the average duration of our portfolio was 3.5 years.

During the second quarter, we recognized $350,000 of pre-tax net realized gains. On a year-to-date basis for 2015, we recognized $2.5 million in pre-tax net realized losses. Included in this amount was $3.4 million in losses during the first quarter of 2015 relating to our energy portfolio, which at June 30, 2015 had a remaining carrying value of $24.5 million and a fair market value of $22.8 million.

Dividend

The Company also announced that its Board of Directors declared a cash dividend of $0.16 per common share. This dividend is payable on Wednesday, September 30, 2015 to all shareholders of record on Monday, September 14, 2015.

Conference Call

James River Group Holdings will hold a conference call to discuss this press release tomorrow, August 6, 2015, at 9:00 a.m. Eastern time. Investors may access the conference call by dialing (877) 930-8055 Conference ID# 59295869 or via the internet by going to www.jrgh.net and clicking on the “Investor Relations” link. Please visit the website at least 15 minutes early to register and download any necessary audio software. A replay will be available shortly after the

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JRVR Announces Second Quarter and Year-to-Date 2015 Results

August 5, 2015

call and through the end of business on September 6, 2015 at the number and website referenced above.

Forward-Looking Statements

This press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. In some cases, such forward-looking statements may be identified by terms such as believe, expect, seek, may, will, intend, project, anticipate, plan, estimate or similar words. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Although it is not possible to identify all of these risks and factors, they include, among others, the following: losses exceeding reserves; loss of key members of our management or employees; adverse economic factors; a decline in our financial strength; loss of a group of brokers or agents that generate significant portions of our business; losses in our investment portfolio; additional government or market regulation; potentially becoming subject to United States taxation and other risks described in the Company's filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this release and we do not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

Non-GAAP Financial Measures

In presenting James River Group Holding’s results, management has included financial measures that are not calculated under standards or rules that comprise accounting principles generally accepted in the United States (GAAP). Such measures, including underwriting profit, net operating income and return on tangible equity are referred to as non-GAAP measures. These non-GAAP measures may be defined or calculated differently by other companies. These measures should not be viewed as a substitute for those determined in accordance with GAAP. Reconciliations of such measures to the most comparable GAAP figures are included at the end of this press release.

About James River Group Holdings, Ltd.

James River Group Holdings, Ltd. is a Bermuda-based insurance holding company which owns and operates a group of specialty insurance and reinsurance companies founded by members of our management team. The company operates in three specialty property-casualty insurance and reinsurance segments: Excess and Surplus Lines, Specialty Admitted Insurance and Casualty Reinsurance. The company tends to focus on accounts associated with small or medium-sized businesses in each of its segments. Each of the Company’s regulated insurance subsidiaries are rated “A-” (Excellent) with a “positive outlook” by A.M. Best Company.

Visit James River Group Holdings, Ltd. on the web at www.jrgh.net

For more information contact:

Robert Myron

President and Chief Operating Officer

1-441-278-4583

InvestorRelations@jrgh.net

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JRVR Announces Second Quarter and Year-to-Date 2015 Results

August 5, 2015

James River Group Holdings, Ltd. and Subsidiaries

Condensed Consolidated Balance Sheet Data

(Unaudited)

	June 30, 2015	December 31, 2014
	($ in thousands, except for share amounts)
ASSETS
Invested assets:
Fixed maturity securities, available-for-sale	$811,178	$756,963
Fixed maturity securities, trading	5,763	7,388
Equity securities, available-for-sale	75,164	67,905
Bank loan participations, held-for-investment	216,525	239,511
Short-term investments	105,587	131,856
Other invested assets	58,579	33,622
Total investments	1,272,796	1,237,245

Cash and cash equivalents	65,832	73,383
Accrued investment income	7,302	7,273
Premiums receivable and agents’ balances	209,468	162,527
Reinsurance recoverable on unpaid losses	134,750	127,254
Reinsurance recoverable on paid losses	3,615	1,725
Deferred policy acquisition costs	71,782	60,202
Goodwill and intangible assets	221,658	221,956
Other assets	75,509	67,727
Total assets	$2,062,712	$1,959,292

LIABILITIES AND SHAREHOLDERS’ EQUITY
Reserve for losses and loss adjustment expenses	$762,254	$716,296
Unearned premiums	327,795	277,579
Senior debt	88,300	88,300
Junior subordinated debt	104,055	104,055
Accrued expenses	26,627	31,107
Other liabilities	61,496	54,034
Total liabilities	1,370,527	1,271,371

Total shareholders’ equity	692,185	687,921
Total liabilities and shareholders’ equity	$2,062,712	$1,959,292

Tangible equity	$470,527	$465,965
Tangible equity per common share outstanding	$16.46	$16.33
Total shareholders’ equity per common share outstanding	$24.22	$24.10
Common shares outstanding	28,581,600	28,540,350
Debt to total capitalization ratio	21.7%	21.9%

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JRVR Announces Second Quarter and Year-to-Date 2015 Results

August 5, 2015

James River Group Holdings, Ltd. and Subsidiaries

Condensed Consolidated Income Statement Data

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
	($ in thousands, except for share data)
REVENUES
Gross written premiums	$184,011	$96,960	$315,269	$244,201
Net written premiums	$158,814	$81,941	$267,473	$213,782

Net earned premiums	$106,060	$97,012	$223,071	$186,068
Net investment income	13,000	10,711	24,986	23,193
Net realized investment gains (losses)	350	(1,790)	(2,456)	(3,711)
Other income	817	863	1,093	941
Total revenues	120,227	106,796	246,694	206,491

EXPENSES
Losses and loss adjustment expenses	67,931	61,336	142,415	117,450
Other operating expenses	36,580	33,229	76,377	64,857
Other expenses	69	296	138	389
Interest expense	1,744	1,557	3,448	3,104
Amortization of intangible assets	149	173	298	298
Total expenses	106,473	96,591	222,676	186,098
Income before taxes	13,754	10,205	24,018	20,393
Federal income tax expense	1,265	692	2,152	1,742
NET INCOME	$12,489	$9,513	$21,866	$18,651
NET OPERATING INCOME	$12,362	$10,883	$24,053	$21,351

EARNINGS PER SHARE
Basic	$0.44	$0.33	$0.77	$0.65
Diluted	$0.43	$0.33	$0.75	$0.65

NET OPERATING INCOME PER SHARE
Basic	$0.43	$0.38	$0.84	$0.75
Diluted	$0.42	$0.38	$0.82	$0.74

Weighted-average common shares outstanding:
Basic	28,547,616	28,540,350	28,544,003	28,540,350
Diluted	29,214,859	28,787,957	29,156,604	28,784,319
Cash dividends declared per common share	$0.16	$0.00	$0.32	$0.00

Ratios:
Loss ratio	64.0%	63.2%	63.8%	63.1%
Expense ratio	33.8%	33.4%	33.8%	34.4%
Combined ratio	97.8%	96.7%	97.6%	97.6%

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JRVR Announces Second Quarter and Year-to-Date 2015 Results

August 5, 2015

James River Group Holdings, Ltd. and Subsidiaries

Segment Results

EXCESS AND SURPLUS LINES

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
	($ in thousands)

Gross written premiums	$77,417	$59,134	$153,135	$120,687
Net written premiums	$60,924	$50,165	$123,220	$99,539

Net earned premiums	$52,867	$45,100	$112,267	$87,083
Losses and loss adjustment expenses	(32,688)	(27,639)	(68,530)	(53,480)
Underwriting expenses	(14,410)	(12,290)	(30,525)	(24,705)
Underwriting profit (a), (b)	$5,769	$5,171	$13,212	$8,898

Ratios:
Loss ratio	61.8%	61.3%	61.0%	61.4%
Expense ratio	27.3%	27.3%	27.2%	28.4%
Combined ratio	89.1%	88.5%	88.2%	89.8%

(a)	See "Reconciliation of Non-GAAP Measures."
(b)	Underwriting results include fees of $758,000 and $783,000 for the three months ended June 30, 2015 and 2014, respectively, and $978,000 and $783,000 for the respective six month periods.

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JRVR Announces Second Quarter and Year-to-Date 2015 Results

August 5, 2015

SPECIALTY ADMITTED INSURANCE

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
	($ in thousands)

Gross written premiums	$17,931	$12,559	$38,857	$24,236
Net written premiums	$9,167	$7,302	$20,641	$15,643

Net earned premiums	$10,150	$6,513	$19,705	$11,662
Losses and loss adjustment expenses	(6,133)	(3,750)	(11,929)	(6,587)
Underwriting expenses	(3,818)	(3,211)	(7,732)	(6,115)
Underwriting profit (loss) (a), (b)	$199	$(448)	$44	$(1,040)

Ratios:
Loss ratio	60.4%	57.6%	60.5%	56.5%
Expense ratio	37.6%	49.3%	39.2%	52.4%
Combined ratio	98.0%	106.9%	99.8%	108.9%

(a)	See "Reconciliation of Non-GAAP Measures."
(b)	Underwriting results include fees of $361,000 and $166,000 for the three months ended June 30, 2015 and 2014, respectively, and $663,000 and $303,000 for the respective six month periods.

CASUALTY REINSURANCE

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
	($ in thousands)

Gross written premiums	$88,663	$25,267	$123,277	$99,278
Net written premiums	$88,723	$24,474	$123,612	$98,600

Net earned premiums	$43,043	$45,399	$91,099	$87,323
Losses and loss adjustment expenses	(29,110)	(29,947)	(61,956)	(57,383)
Underwriting expenses	(13,339)	(15,089)	(28,508)	(29,533)
Underwriting profit (a)	$594	$363	$635	$407

Ratios:
Loss ratio	67.6%	66.0%	68.0%	65.7%
Expense ratio	31.0%	33.2%	31.3%	33.8%
Combined ratio	98.6%	99.2%	99.3%	99.5%

(a)	See "Reconciliation of Non-GAAP Measures."

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JRVR Announces Second Quarter and Year-to-Date 2015 Results

August 5, 2015

RECONCILIATION OF NON-GAAP MEASURES

The following table reconciles the underwriting profit (loss) by individual operating segment and of the whole Company to consolidated income before taxes. We believe that these measures are useful to investors in evaluating the performance of our Company and its operating segments because our objective is to consistently earn underwriting profits. We evaluate the performance of our operating segments and allocate resources based primarily on underwriting profit (loss) of operating segments. Our definition of underwriting profit (loss) of operating segments and underwriting profit (loss) may not be comparable to that of other companies.

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
	($ in thousands)

Underwriting profit (loss) of the operating segments:
Excess and Surplus Lines	$5,769	$5,171	$13,212	$8,898
Specialty Admitted Insurance	199	(448)	44	(1,040)
Casualty Reinsurance	594	363	635	407
Total underwriting profit of operating segments	6,562	5,086	13,891	8,265
Other operating expenses of the Corporate and Other segment	(4,255)	(1,856)	(8,634)	(3,721)
Underwriting profit (a)	2,307	3,230	5,257	4,544
Net investment income	13,000	10,711	24,986	23,193
Net realized investment gains (losses)	350	(1,790)	(2,456)	(3,711)
Other income and expenses	(10)	(216)	(23)	(231)
Interest expense	(1,744)	(1,557)	(3,448)	(3,104)
Amortization of intangible assets	(149)	(173)	(298)	(298)
Consolidated income before taxes	$13,754	$10,205	$24,018	$20,393

(a) Included in underwriting results for the three months ended June 30, 2015 and 2014 is net fee income of $1.1 million and $949,000, respectively, and $1.6 million and $1.1 million for the respective six month periods.

We define net operating income as net income excluding net realized investment gains and losses, expenses related to due diligence costs for various merger and acquisition activities, costs associated with our initial public offering, severance costs associated with terminated employees, impairment charges on goodwill and intangible assets and gains on extinguishment of debt. We use net operating income as an internal performance measure in the management of our operations because we believe it gives our management and other users of our financial information useful insight into our results of operations and our underlying business performance. Net operating income should not be viewed as a substitute for net income calculated in accordance with GAAP, and our definition of net operating income may not be comparable to that of other companies.

Our income before taxes and net income for the three and six months ended June 30, 2015 and 2014, respectively, reconciles to our net operating income as follows:

JRVR Announces Second Quarter and Year-to-Date 2015 Results

August 5, 2015

	Three Months Ended June 30,
	2015		2014
	Income Before Taxes	Net Income	Income Before Taxes	Net Income
	($ in thousands)
Income as reported	$13,754	$12,489	$10,205	$9,513
Net realized investment (gains) losses	(350)	(279)	1,790	990
Other expenses	69	45	296	271
Interest expense on leased building the Company is deemed to own for accounting purposes	165	107	167	109
Net operating income	$13,638	$12,362	$12,458	$10,883

	Six Months Ended June 30,
	2015		2014
	Income Before Taxes	Net Income	Income Before Taxes	Net Income
	($ in thousands)
Income as reported	$24,018	$21,866	$20,393	$18,651
Net realized investment losses	2,456	1,883	3,711	2,143
Other expenses	138	90	389	341
Interest expense on leased building the Company is deemed to own for accounting purposes	330	214	332	216
Net operating income	$26,942	$24,053	$24,825	$21,351

We define tangible equity as the sum of shareholders’ equity less goodwill and intangible assets (net of amortization). Our definition of tangible equity may not be comparable to that of other companies, and it should not be viewed as a substitute for shareholders’ equity calculated in accordance with GAAP. We use tangible equity internally to evaluate the strength of our balance sheet and to compare returns relative to this measure. The following table reconciles shareholders’ equity to tangible equity for both June 30, 2015 and December 31, 2014.

	June 30,	December 31,
	2015	2014
	(in thousands)
Shareholders' equity	$692,185	$687,921
Less: Goodwill and intangible assets	221,658	221,956
Tangible equity	$470,527	$465,965

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